UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2014

Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19989	72-1211572
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

212 Lavaca St., Suite 300
Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective September 29, 2014, Stratus Lakeway Center, L.L.C., a wholly owned subsidiary of Stratus Properties Inc. (“Stratus”), as borrower, PlainsCapital Bank (“PlainsCapital”), as administrative agent, and the other financial institutions party thereto as lenders, entered into a construction loan agreement, a promissory note and related loan documents (collectively referred to herein as the “Loan”), which provide for a senior secured first lien construction loan in the aggregate amount of $62,860,000, the proceeds of which will be used to finance certain acquisition, permitting and construction costs for a portion of an approximate 245,983 square foot mixed-use center to be anchored by H-E-B located in the City of Lakeway, Travis County, Texas known as The Oaks at Lakeway.

Under the terms of the Loan, PlainsCapital committed $35,000,000 at closing and will use its commercially reasonable efforts to syndicate the remaining $27,860,000 pro-rata with one or more lenders during the post-closing syndication period which is two months from the date of closing, or November 29, 2014. If PlainsCapital is unable to syndicate the remaining $27,860,000 during the post-closing syndication period, the committed amount will remain at $35,000,000, and the borrower may, at its option, purchase the Loan and PlainsCapital’s lien position in order to transfer it to an alternate lender (or cause a direct purchase of the lien position) at a price equal to the sum of the outstanding principal balance of the Loan plus all accrued and unpaid interest on the Loan plus the amount of all unpaid protective advances made by lenders pursuant to the terms of the Loan plus unpaid fees, penalties, charges, costs and expenses of PlainsCapital.

The interest rate applicable to amounts borrowed under the Loan is the lesser of (1) the maximum interest rate allowed by applicable United States or Texas law as amended from time to time and in effect on the date for which a determination of interest accrued under the loan is made or (2) the fluctuating rate of interest equal to the one month LIBOR as published in the “Money Rates” section of The Wall Street Journal plus 2.75%. The Loan may be repaid in part or whole at any time during the term of the Loan without penalty. The Loan will mature on September 29, 2019.

The Loan is secured by a first lien deed of trust on the development project and subsequent improvements known as The Oaks at Lakeway, including all rents, leases and contracts associated therewith.

The payment and performance of the Loan has been guaranteed by Stratus as follows: (1) 100% through the final advance under the Loan, completion of H-E-B and occupancy, operation and payment of rent by H-E-B for six months, at which time the guarantee will decrease to 50%, (2) 50% until a debt service coverage ratio of 1.10 to 1.00 is satisfied, at which time the guarantee will decrease to 25%, and (3) 25% until a debt service coverage ratio of 1.50 to 1.00 is satisfied, at which time the guarantee will cease.

The Loan contains affirmative and negative covenants usual and customary for loan agreements of this nature, including, but not limited to, maintaining a debt service coverage ratio of at least 1.35 to 1.00 beginning with the calendar quarter ending on December 31, 2016, if the syndication of the remaining $27,860,000 has not occurred, or December 31, 2017, if the syndication of the remaining $27,860,000 has occurred.

The foregoing summary of the Loan does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the construction loan agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

See Item 1.01, which is incorporated by reference herein.

Item 8.01 Other Events.

On September 15, 2014, Magnolia East 149, L.L.C., a wholly owned subsidiary of Stratus, obtained a loan in the amount of $3,750,000 from Holliday Fenoglio Fowler, L.P., the proceeds of which were used to purchase approximately 142 acres of land located in Magnolia, Texas (approximately 18 acres of which were subsequently sold to H-E-B). The interest rate is fixed at 7% per annum and the promissory note matures on October 1, 2016, provided that the borrower may elect to extend the maturity date to October 1, 2017, upon prior written notice to the lender no later than July 1, 2016.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The Exhibit included as part of this Current Report is listed in the attached Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By: /s/ Erin D. Pickens
----------------------------------------
Erin D. Pickens
Senior Vice President and
Chief Financial Officer
(authorized signatory and
Principal Financial Officer)
Date: October 3, 2014

Stratus Properties Inc.
Exhibit Index

Exhibit
Number

10.1Construction Loan Agreement among Stratus Lakeway Center, L.L.C., as Borrower and PlainsCapital Bank, as Administrative Agent and the Other Financial Institutions Party Thereto as Lenders dated as of September 29, 2014.